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Exhibit 99.3

PERSONAL AND CONFIDENTIAL

June 22, 2005

Board of Directors
Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110

Re:
Initially Filed Registration Statement on
Form S-4 of Adobe Systems Incorporated

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 17, 2005, with respect to the fairness from a financial point of view to Adobe Systems Incorporated (the "Company") of the exchange ratio of 0.69 shares of common stock, par value $0.0001 per share, of the Company to be issued in exchange for each share of common stock, par value $0.001 per share, of Macromedia, Inc. ("Macromedia") pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 17, 2005, among the Company, Avner Acquisition Sub, Inc., a wholly owned subsidiary of the Company, and Macromedia.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary—Opinion of Adobe's Financial Advisor," "The Merger—Background," "The Merger—Adobe's Reasons for the Merger," and "The Merger—Opinion of Adobe's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

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  Exhibit 99.3